AGREEMENT FOR SHARE EXCHANGE

This AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is entered into on June 25, 2010, by and between Asian Trends Media Holdings, Inc., a Nevada corporation (“ATDH”), and Global Mania Empire Management Ltd., a Hong Kong company (“Global”) and the owners and shareholders of Global set forth on Exhibit A attached hereto (the “Shareholder”).

RECITALS

ATDH desires to complete a share exchange transaction pursuant to which ATDH shall acquire all of the equity ownership of Global in exchange for a certain number of shares of the voting stock of ATDH as set forth below; and

The Board of Directors of ATDH and the Board of Directors of Global have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1      The Exchange. At the Closing (as hereinafter defined), the Shareholders shall transfer all of the shares of Global held by them (the “Global Shares”), constituting 100% ownership of Global, to ATDH in exchange for such number of shares of ATDH’s common stock set forth on Exhibit A attached hereto (the “Exchange” and the shares to be issued by ATDH are referred to herein as “Exchange Shares”).  .

 The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.  Immediately prior to the Exchange, ATDH shall have a total of approximately 95,564,000 shares of its common stock issued and outstanding, and the Exchange Shares shall be issued in addition to the existing amount. For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2    Closing and Effective Time. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) at such time and place as the parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

 ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties of ATDH. ATDH represents and warrants to Global as follows:

(a)       Organization, Standing and Power. ATDH is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)       Capital Structure. As of the date of execution of this Agreement, the authorized capital stock of ATDH consists of 200,000,000 shares of Common Stock with a par value of $0.001 per share and 25,000,000 shares of Preferred Stock with a par value of $0.001 per share. The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of ATDH approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights. ATDH has no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from ATDH at any time, or upon the happening of any stated event, any shares of the capital stock of ATDH whether or not presently issued or outstanding.

(c)    Certificate of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of ATDH which have been delivered to Global are true, correct and complete copies thereof. The minute book of ATDH, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the Shareholder of ATDH since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d)    Authority. ATDH has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of ATDH. No other corporate or shareholder proceedings on the part of ATDH are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e)    Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of ATDH or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ATDH which violation would have a material adverse effect on ATDH taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to ATDH in connection with the execution and delivery of this Agreement by ATDH or the consummation by ATDH of the transactions contemplated hereby.

(f)    Books and Records. ATDH has made and will make available for inspection by Global upon reasonable request all the books of ATDH relating to the business of ATDH. Such books of ATDH have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to Global by ATDH are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)    Compliance with Laws. ATDH is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)    Dilutive Securities. ATDH has no dilutive securities of any kind, including but not limited to warrants, options or employee stock options outstanding.

(i)    Litigation. There is no suit, action or proceeding pending, or, to the knowledge of ATDH, threatened against or affecting ATDH which is reasonably likely to have a material adverse effect on ATDH, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ATDH having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(j)    Tax Returns. ATDH has duly filed or will file prior to Closing any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to or claims asserted for, taxes or assessments asserted upon ATDH.

2.2    Representations and Warranties of Global. Global and Shareholders hereby jointly and severally represent and warrant to ATDH as follows:

(a)    Organization, Standing and Power. Global is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong. The company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the relevant Acquirer taken as a whole. For purpose of this Section 2.2, “material adverse effect” shall mean, with respect to each Acquirer, the result of one or more events, charges or effects which, individually or in the aggregate, would have a material adverse effect or impact on the business, assets, results of operations, intellectual property rights, prospects or financial condition of such party, taken as a whole, or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.

(b)    Capital Structure.  The Global Shares constitute all of the issued and outstanding shares of Global and such shares are held only by the Shareholders on the books and records of the Company. There are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Global at any time, or upon the happening of any stated event, any share of the capital stock of Global.

(c)    Certificate of Incorporation, Bylaws and Minute Books. Copies of the Certificate of Incorporation and of the other corporate documents of Global which will be delivered to ATDH are true, correct and complete copies thereof. The minute books of Global which will be made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Global since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d)    Authority. Global has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by its shareholders, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or shareholder proceedings on the part of Global are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)    Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of Global or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Global or its properties or assets except for any such conflict or violation, which when taken together with all other conflict or violation, is not likely to have a material adverse effect on the business of the relevant Acquirer taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Global in connection with the execution and delivery of this Agreement by Global, or the consummation by Global of the transactions contemplated hereby.

(f)    Books and Records. Global has made and will make available for inspection by ATDH upon reasonable request all the books of account, relating to the business of Global. Such books of account have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to ATDH by Global are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)    Compliance with Laws. Global is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)    Liabilities and Obligations. Global has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the Global financial statements delivered to ATDH that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement and disclosed to ATDH in writing prior to the Closing.

(i)    Litigation. There is no suit, action or proceeding pending, or, to the knowledge of Global threatened against or affecting Global, which is reasonably likely to have a material adverse effect on Global, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Global having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(j)    Taxes. Global has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and Global has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. Global knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(k)    Licenses, Permits; Intellectual Property. Global owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

 2.3    Representations and Warranties of Shareholder. By execution of this Agreement, Shareholders jointly and severally represent and warrant to ATDH as follows:

(a)    Shares Free and Clear. The shares of Global which Shareholder owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)    Unqualified Right to Transfer Shares. Shareholder has the unqualified right to sell, assign, and deliver the shares of Global and, upon consummation of the transactions contemplated by this Agreement, ATDH will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)    Agreement and Transaction Duly Authorized. Shareholder is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such Shareholder is a party or by which such Shareholder is bound.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1

Management of Global.  Following the Closing, Global will be a wholly-owned subsidiary of ATDH.  ATDH will establish all intercompany policies and guidelines for ATDH and its subsidiaries (including Global), which policies and guidelines may include, but are not limited to, profit distributions, loss allocations, professional fee allocations and human resource policies.  Global shall have the right to decide what direction Global will take with respect to its business operations; provided, however, that Global shall not enter into any agreements or transactions that individually or in the aggregate exceed $10,000 without ATDH’s prior written consent.   In the event Global seeks additional funding for its operations from ATDH, Global will present its proposed project to ATDH on a case-by-case basis.  Following the review of any proposed project, ATDH may decide, in its sole discretion, whether or not to provide funding for such project.

3.2

ATDH Board of Directors.  ATDH’s board of directors will be elected in accordance with the terms of the Voting Agreement in the form attached hereto as Exhibit B (the “Voting Agreement”).

3.3

Special Provision regarding the Artiste Management Contract. Global undertakes that, upon the expiration of the current Artiste Management Contracts between Global and the artistes identified on Exhibit C and incorporated herein by this reference, it will secure another exclusive Artiste Management Agreement with such artiste on similar terms as the current contract with a term of not less than five years. In the event Global is unable or unwilling to obtain a new contract with such artiste on substantially the same terms as the current contract, Shareholders shall return such number of Exchange Shares as equal the number of shares set forth opposite such Artiste’s name on Exhibit C.

ARTICLE IV

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1    Restricted ATDH Shares. The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act of 1933. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom. The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2    Access to Information. Upon reasonable notice, ATDH and Global shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, and with respect to Global, the Acquired Entities, access to all their respective properties, books, contracts, commitments and records and, during such period, each of ATDH and Global shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3 Legal Conditions to Exchange. Each of ATDH and Global shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by ATDH or Global or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

ARTICLE V

CONDITIONS PRECEDENT

5.1    Conditions to Each Party's Obligation to Effect the Exchange. The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2    Conditions to Obligations of ATDH. The obligation of ATDH to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by ATDH:

(a)    Representations and Warranties. The representations and warranties of Global set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Global shall complete all government and legal process to transfer 100% of the ownerships from the Shareholder to ATDH.

(b)    Performance of Obligations of Global. Global shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and ATDH shall have received a certificate signed on behalf of ATDH by the President to such effect.

(c)    Closing Documents. ATDH shall have received all closing documents as counsel for ATDH shall reasonably request.

(d)    Consents. Global shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of ATDH, individually or in the aggregate, have a material adverse effect on Global and of its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. Global shall also have received the approval of its shareholders in accordance with applicable law.

(e)    Due Diligence Review. ATDH shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of Global and shall not have determined that any of the representations or warranties of Global or its shareholders contained herein are, as of the date hereof or the Closing, inaccurate in any material respect or that Global or its shareholders is otherwise in violation of any of the provisions of this Agreement.

(f)    Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of ATDH, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against Global, the consequences of which, in the judgment of ATDH, could be materially adverse to Global.

(g) Voting Agreement.  The Shareholders shall have executed and delivered the Voting Agreement.

(h)

Liabilities.  There shall not be any liabilities of Global that were not on the financial statements provided to ATDH prior to the date of this Agreement or approved by ATDH in writing.

5.3    Conditions to Obligations of Global. The obligations of Global to effect the Exchange is subject to the satisfaction of the following conditions unless waived by Global:

(a)    Representations and Warranties. The representations and warranties of ATDH set forth in this Agreement shall be true and correct in all material respects as of the date of this

Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, Global shall have received a certificate signed on behalf of ATDH by the President to such effect.

(b)    Performance of Obligations of ATDH. ATDH shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ATDH shall have received a certificate signed on behalf of ATDH by the President to such effect.

(c)

Voting Agreement.  The parties to the Voting Agreement other than the Shareholders shall have executed and delivered the Voting Agreement.

(d)

 Consents. ATDH shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e)    Due Diligence Review. Global shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of ATDH and shall not have determined that any of the representations or warranties of ATDH contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that ATDH is otherwise in violation of any of the provisions of this Agreement.

(f)    Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Global, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against ATDH the consequences of which, in the judgment of Global, could be materially adverse to ATDH.

ARTICLE VI

TERMINATION AND AMENDMENT

6.1    Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)    by mutual consent of ATDH and Global;

(b)    by either ATDH or Global if there has been a material breach of any representation, warranty, covenant or agreement on the part of ATDH or Global, as the case may be set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable.

6.2    Effect of Termination. In the event of termination of this Agreement by either ATDH or Global as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3    Amendment. This Agreement may be amended by mutual agreement of ATDH and Global.   Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.1   Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until one (1) year after the Closing Date.  Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 7.2 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. All covenants made by any party shall survive the Closing Date pursuant to their terms.

7.2    Indemnification.

              (a) The Shareholders hereby indemnifies ATDH, Global and its Affiliates and their respective officers, directors, employees and agents (a "ATDH Party") against, and agree to hold each of them harmless from, any and all damages, claims, debts, actions, assessments, judgments, losses, liabilities, fines, fees, penalties and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Losses") incurred or suffered by a ATDH Party, whether in an action between a ATDH Party and the Shareholders or a ATDH Party and a third party, in connection with, resulting from or arising out of any misrepresentation, inaccuracy or breach of representation and warranty made by the Shareholders or Global under this Agreement;

(b) Any indemnification payments required to be made under this Section 7.2 shall be made by the Shareholders by wire transfer of immediately available funds to ATDH’s account promptly

(and in any event within five (5) Business Days) after the Shareholders’ receipt of written notice from ATDH stating the amount of the Losses subject to the Shareholders’ indemnification obligations pursuant to this Article VII.

7.3

Indemnification Claim Procedure.  If an ATDH Party learns of any matter that it believes will entitle the ATDH Party to indemnification from the Shareholders under this Article VII, the ATDH Party shall provide to the Shareholders notice describing the matter in reasonable detail, including the nature of the claim, the basis for the indemnification obligation, to the extent reasonably estimable, the estimated Losses resulting therefrom, and reasonable supporting documentation (a “Notice of Claim”).  The Shareholders shall have twenty (20) Business Days after its receipt of the Notice of Claim to respond to the claim(s) described therein.  Such response shall set forth, in reasonable detail, the Shareholders’ objection(s) to the claim(s), its bases for such objection(s) and reasonable documentation supporting its objection(s).  If the Shareholders fail to provide such a response with such time period, the Shareholders will be deemed to have conceded the claim(s) set forth in the Notice of Claim.  If the Shareholders provide such a response within such time period, the ATDH Party and the Shareholders shall negotiate in good faith resolution of the disputed claim(s) for a period of not less than twenty (20) Business Days after the response is provided.  If the Shareholders and the ATDH Party are unable to resolve any such claim(s) within such time period, the ATDH Party shall be entitled to pursue any legal remedies available to the ATDH Party against the Shareholders with respect to the unresolved claim(s), subject to the other provisions of this Article VII, to the extent applicable.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for as long as the applicable status of limitation shall remain open.

8.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  If to ATDH:

SUITE 1902, KODAK HOUSE II,

NORTH POINT, HONG KONG

(b)  If to Global:

SUITE 1902, KODAK HOUSE II,

NORTH POINT, HONG KONG.

(c) If to Shareholder:

SUITE 1902, KODAK HOUSE II,

NORTH POINT, HONG KONG.

8.3    Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

8.4    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.5    Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.6    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

8.7    No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

8.8    Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

8.9    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, this Agreement has been signed by the parties set forth below as of the date set forth above.

Asian Trends Media Holding, Inc.

/s/ Zhi Jian Zeng

Name:  Zhi Jian Zeng

Title:  Chief Executive Officer

Global Mania Empire Management Ltd

/s/ Kwong Kwan Yin Roy

Name:  Kwong Kwan Yin Roy

Title:  Director

Shareholders of Global

/s/ Kwong Kwan Yin Roy

Name:  KWONG KWAN YIN ROY

DRAGON BILLION INTERNATIONAL LIMITED

/s/ Chan Wing Hing

Name:  Chan Wing Hing

Title:  Director

_/s/ Wong Wing Fung Charlie

Name:  WONG WING FUNG CHARLIE

_/s/ Lam Wai Hon Johnson

Name:  LAM WAI HON JOHNSON

EXHIBIT A

Determination of Amount and Allocation of Exchange Shares

The total shares issued in this transaction shall be 22,147,810.

The exchange shares shall be issued to the existing shareholders of Global as Global, in its sole discretion, has determined below:

Shareholder	Number of Common Shares Issued
Kwong Kwan Yin Roy	15,503,467
Dragon Billion International Limited	4,429,562
Wong Wing Fung Charlie	2,214,781
Lam Wai Hon Johnson	0

EXHIBIT B

VOTING AGREEMENT

TABLE OF CONTENTS

Page

1.

Voting Provisions Regarding Board of Directors

1

1.1

Size of the Board

1

1.2

Board Composition

1

1.3

Failure to Designate a Board Member

2

1.4

Removal of Board Members

2

2.

Remedies

3

2.1

Covenants of the Company

3

2.2

Specific Enforcement

3

2.3

Remedies Cumulative

3

3.

Term

3

4.

Miscellaneous

3

4.1

Successors and Assigns

3

4.2

Governing Law

3

4.3

Counterparts; Facsimile

3

4.4

Titles and Subtitles

3

4.5

Notices

3

4.6

Consent Required to Amend, Terminate or Waive

4

4.7

Delays or Omissions

4

4.8

Severability

4

4.9

Entire Agreement

4

4.10

Stock Splits, Stock Dividends, etc

4

4.11

Manner of Voting

5

4.12

Further Assurances

5

Schedule A

-

New Holders

Schedule B

-

Key Holders

VOTING AGREEMENT

THIS VOTING AGREEMENT is made and entered into as of this 25 day of June, 2010, by and among Asian Trends Media Holdings, Inc., a Nevada corporation (the “Company”), and each shareholder of the Company listed on Schedule A (together with any subsequent investors, or transferees, who become parties hereto as “Investors” pursuant to Section 5.1 or 5.2 below, the “New Holders”) and those certain stockholders of the Company listed on Schedule B (together with any subsequent stockholders, or any transferees, who become parties hereto as “Key Holders” pursuant to Section 5.2 below, the “Key Holders”, and together collectively with the Investors, the “Stockholders”).

RECITALS

A.

Concurrently with the execution of this Agreement, the Company and the New Holders are entering into an Agreement for Share Exchange (the “Exchange Agreement”) providing for the issuance of shares of the Company’s Common Stock to the New Holders (the “Exchange Stock”), and in connection with that agreement the parties desire to provide the New Holders with the right, among other rights, to designate the election of certain members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement.

B.

The Articles of Incorporation Company (the “Articles”) provide that the members of the board of directors of the Company shall be elected by the holders of the common stock of the Company.

NOW, THEREFORE, the parties agree as follows:

1.

Voting Provisions Regarding Board of Directors.

1.1

Size of the Board.  Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at ten (10) directors and may be increased only with the written consent of New Holders representing at least a majority of the Exchange Shares then held by New Holders and Key Holders holding a majority of the Shares held by Key Holders.  For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2

Board Composition.  Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a)

Such number of people designated by the holders of a majority of the shares of Exchange Stock held by New Holders as equals the total number of Exchange Shares held by New Holders divided by the total number of shares of common stock of the Company issued and outstanding on a fully diluted basis (the “New Shareholder Designees”); provided that the number of New Shareholder Designees shall not be more than two (2). The initial New Shareholder Designees  shall be Kwong Kwan Yin Roy and Yau Wai Hung.  The New Holders shall have the right to designate New Shareholder Designees until this Agreement is terminated in accordance with Section 3; and

(b)

the remaining members of the Board shall be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Articles.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any  venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.3

Failure to Designate a Board Member.  In the absence of any designation from the New Holders as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4

Removal of Board Members.  Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)

no director elected pursuant to Sections 1.2 or 1.3 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the holders of at least a majority of the shares of stock, entitled under Section 1.2 to designate that director or (ii) the Person(s) originally entitled to designate or approve such director pursuant to Section 1.2 is no longer so entitled to designate or approve such director;

(b)

any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1; and

(c)

upon the request of any party entitled to designate a director as provided in Section 1.2(a) or 1.2(b) to remove such director, such director shall be removed.

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All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

2.

Remedies.

2.1

Covenants of the Company.  The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement.  Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

2.2

Specific Enforcement.  Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

2.3

Remedies Cumulative.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.

Term.  This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) termination of this Agreement in accordance with Section 5.8 below; (b) the New Holders holding less than an aggregate of 11,073,905 Exchange Shares, and (c) June 25, 2013.

4.

Miscellaneous.

4.1

Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

4.3

Counterparts; Facsimile.  This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4

Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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4.5

Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified, (b) when sent, if sent by  electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 4.5.  If notice is given to the Company, a copy shall also be sent to David Rees, Esq. 175 S. Main St., Suite 1500, Salt Lake City, UT 84111.

4.6

Consent Required to Amend, Terminate or Waive.  This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) the holders of a majority of the Exchange Shares then held by the New Holders; and (c) the holders of a majority of the shares of Common Stock held by the Key Holders.  Notwithstanding the foregoing, any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto.  Any amendment, termination or waiver effected in accordance with this Section 4.6 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

4.7

Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.8

Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.9

Entire Agreement.  This Agreement (including the Exhibits hereto), and the Articles the Exchange Agreement (and Exhibits thereto) and the Escrow Agreement (as defined in the Exchange Agreement) constitute the full and entire understanding and agreement

4

between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

4.10

Stock Splits, Stock Dividends, etc.  In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement.

4.11

Manner of Voting.  The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

4.12

Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

[SIGNATURE PAGE FOLLOWS]

5

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

ASIAN TRENDS MEDIA HOLDINGS, INC.

By:

/s/ Zhi Jian Zeng

Name:

Zhi Jian Zeng

Title:

CEO

KEY HOLDERS:

Signature: /s/ Huang Jian Nan

 Name:

Huang Jian Nan

NEW HOLDERS:

DRAGON BILLION INTERNATIONAL LIMITED

By:

/s/  Chan Wing Hing

Name:

Chan Wing Hing

Title:

Director

/s/ Kwon Kwan Yin Roy

Kwon Kwan Yin Roy

/s/ Wong Wing Fung Charlie

Wong Wing Fung Charlie

6

SCHEDULE A

NEW HOLDERS

Name and Address	Number of Exchange Shares Issued
Kwong Kwan Yin Roy Address: 1902, Kodak House II North Point Hong Kong	15,503,467
Dragon Billion International Limited Address: Room A, 18/F, Phase 1 Kingsford Ind. Bldg. 26-32 Kwai Hei Street Kwai Chung, Hong Kong	4,429,562
Wong Wing Fung Charlie Address: 3/F, Kodak House I 321 Java Road North Point, Hong Kong	2,214,781

SCHEDULE B

KEY HOLDERS

Name and Address	Number of Shares Held
Huang Jian Nan Address: 15/F, Sun & Moon Building, 45 Sing Woo Road, Happy Valley, Hong Kong	40,980,600
London Castle Holdings Limited Address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	13,652,000
Chan Tsz King Address: 15/F, Sun & Moon Building, 45 Sing Woo Road, Happy Valley, Hong Kong	17,406,300
Yip Chi Him Roger Address: 15/F, Sun & Moon Building, 45 Sing Woo Road, Happy Valley, Hong Kong	17,406,300

2

EXHIBIT C

ARTISTES  AND SHARE AMOUNTS

Name of Artiste	ID Number	Share Amount
CHAU SAU NA	HKID: V1044xxx	8,859,124
CHU LAI LING	HKID: Z9348xxx	2,214,781
LO YIN YEE	HKID: Y1447xxx	2,214,781
NG ANNIE GESELA	HKID: P9112xxx	2,214,781
CHAN HUI CHING PHYLLIS	HKID: Z9735xxx	2,214,781
YEUNG SHEUNG BUN	HKID: K7444xxx	1,107,390
HO HO MAN	HKID: Z9507xxx	1,107,390
YUEN CHUN KIT	HKID: Z3153xxx	1,107,390
NJO KUI YING ALBERT	HKID: K4670xxx	1,107,390

3